EXHIBIT 3.2

STATE OF SOUTH CAROLINA

SECRETARY OF STATE

ARTICLES OF AMENDMENT

(Re: Change of Name)

GREENWOOD NATIONAL BANCORPORATION

Pursuant to Section 33-10-106 of the 1976 South Carolina Code, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.	The name of the corporation is Greenwood National Bancorporation.

2.	On May 16, 1994, the corporation adopted the following Amendment of its Articles of Incorporation

The name of the corporation is changed to: Community Capital Corporation.

3.	The manner, if not set forth in the amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: (if not applicable, insert “not applicable” or “NA”): Not Applicable

4.	The Amendment was adopted by shareholder action.

At the date of adoption of the amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and the vote of such shares was:

Voting Group	Number of Outstanding Shares	Number of Votes Entitled to be Cast	Number of Votes Represented at the Meeting	Number of Undisputed Shares Voted
				For	Against
Common	562,328	562,328	395,291	378,779	16,512

5.	Unless a delayed date is specified, the effective date of these Articles of Amendments shall be the date of acceptance for filing by the Secretary of State (See ss.33-1-230(b): upon filing.

DATE: May 19, 1994	GREENWOOD NATIONAL BANCORPORATION

	By:	/s/ WILLIAM G. STEVENS

	Its:	William G. Stevens President and Chief Executive Officer